MASTER LICENSE AGREEMENT

THIS AGREEMENT is made on the 15th OF FEB 2008

BETWEEN

EAB Systems (Australia) Limited, a company organized and existing under the laws of the British Virgin Islands and having its principal place of business at 2401, 24/F, AIA Tower, 183 Electric Road, North Point, Hong Kong (hereinafter, "EABA"), and

Wealthcraft Systems Inc, a company listed on the OTCBB in the United States, organized and existing under the laws of the Nevada USA and having its principal place of business at Unit A, 9/F, On Hing Building, 1 On Hing Terrace, Central, Hong Kong (hereinafter, "Master Licensee"),

WHEREAS EABA is licensed to distribute all EAB products exclusively in Australia and New Zealand, and exclusively worldwide to clients introduced by EABA. EABA products are listed in Exhibit A of this Agreement ("EABA Products"), AND

WHEREAS Master Licensee wishes to sell and market EABA Products and related services in the Territory.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set forth, EABA and Master Licensee hereby agree as follows:

1. Definitions

1.2 'EABA IP' means all EABA software, products and systems including but not limited to the software and related materials including but not limited to computer programs, source codes, object codes, software tools, software libraries, software engines, system framework, system architecture, business process flows, documentations (including data, diagrams, charts, reports, specifications, sketches, inventions and working papers or similar materials thereto), etc. and any other items owned by or licensed to EABA and provided to the Customer under this Agreement, or used by EABA in providing the Services.

1.3 'EABA PRODUCTS' are software products, including without limitation components and documentations thereof, which EABA has developed or to which EABA has acquired rights from its affiliates or suppliers, including but not limited to the software listed in Exhibit A. 'EABA PRODUCTS' include any current or future enhancements, modifications and documentations to 'EABA PRODUCTS'. 'EABA PRODUCTS' may or may not include source code.

1.4 'END USER' means the ultimate user of an EABA Product.

1.5 'TERRITORY' is the geographic territory of Australia and New Zealand and world wide where clients have been introduced by EABA.

2. Appointment & Legal Relationship

2.1 Subject to the terms of this Agreement, EABA grants a master license to Master Licensee, and Master Licensee accepts such a license, as an independent, exclusive Master Licensee of EABA Products in and limited to the Territory. The relationship of the parties is that of independent contractors. Nothing herein shall create a partnership or joint venture. Such partnerships or joint ventures will be addressed in a separate contract. Master Licensee shall not have any right, power or authority to bind EABA, or to assume or create any obligation or responsibility, express or implied, on behalf of EABA or in EABA's name, except as expressly provided in this Agreement.

3. Grant of Sales & Marketing Rights & License

3.1 EABA grants Master Licensee an exclusive, non-transferable License of the EABA Products to use solely for the purpose of supporting the sales and marketing of EABA Products to the End Users in accordance with EABA's License terms and conditions, and to provide services constituting EABA Products, within the Territory of the Master Licensee.

3.2 Master Licensee shall act as EABA's sales and marketing agent in the Territory, and shall solicit new sales of EABA Products to End Users in the Territory. All licensing contracts of EABA Products must state that the ownership, copyright and all other intellectual property rights and confidential information in EABA IP shall vest in EABA, both legally and beneficially. All license pricing will be set by EABA. A sale of EABA Products is deemed to have been made when an End User enters into a binding license agreement with EABA and makes the first payment under that agreement to EABA.

3.3 This Agreement is not a sale or lease and does not transfer any right, title or interest in any EABA Product except to the extent of the rights granted under these master licence.

4. Reservations

4.1 EABA reserves the right to modify or discontinue any EABA Product and to change the level or type of service or support that it makes available for any EABA Product on thirty (30) days prior written notice to Master Licensee.

4.2 EABA reserves the right to sub-contract any of the work required to fulfill its obligations hereunder.

5. Master Licensee Obligations

5.1 Master Licensee shall use its best efforts to promote and demonstrate EABA Products to potential End Users within the Territory, including but not limited to advertising EABA Products, distributing literature concerning the products, locating prospective End Users, and responding to inquiries from prospective End Users, and offering effective and high quality advice and guidance concerning EABA Products to prospective End Users, all subject to the limitations of this Agreement concerning advertising and other representations as to EABA Products.

5.2 Master Licensee shall provide competent and professional training on EABA Products to End Users. Master Licensee may contract with EABA to train, on Master Licensee's behalf, End Users who purchase such training from Master Licensee.

5.3 Master Licensee shall offer software support and maintenance services with every proposal or quotation presented to prospective End Users and re-quote for such services on or before the anniversary of all existing software maintenance and support contracts.

5.4 Support shall consist of effective and high quality technical support provided directly to End Users under EABA warranty or under contract for such support with Master Licensee. Master Licensee shall endeavor to resolve all problems with EABA Products brought to its attention by End Users. Master Licensee shall procure from EABA support services to be rendered to Master Licensee in those instances in which Master Licensee cannot itself satisfactorily resolve the problem.

5.5 Master Licensee shall have at least two (2) technically proficient staff members with experience in the wealth management, insurance and/or financial services industries available during normal business hours to deal with problems relating to EABA Products. In addition to the requisite basic technical proficiency in software operation and structure, these people will successfully complete the initial training provided by EABA within ninety (90) days of the effective date of this Agreement and successfully complete additional training that may be provided from time to time by EABA.

5.6 Except as expressly provided in this Agreement, Master Licensee shall not copy, duplicate, or distribute EABA Products. In no event shall Master Licensee modify, reverse assemble or reverse

compile EABA Products in whole or in part. Master Licensee may make one backup copy of EABA Products to the extent that such copy is necessary for archival or emergency restart purposes, or to store at an off-site premises which Master Licensee uses for security storage purposes or for back-up. The License granted in this Agreement applies to the back-up copy to the same extent as it applies to originals of EABA Products. Master Licensee agrees to reproduce and include EABA's copyright and proprietary notice on all copies of EABA Products.

5.7 Record-keeping & Reports

- Master Licensee will advise EABA promptly concerning any market information that comes to Master Licensee's attention with respect to EABA's market position, any EABA Product or the continued competitiveness of EABA Products in the marketplace. Master Licensee will confer from time to time at EABA's request on matters relating to market conditions, sales forecasting, and product planning relating to EABA Products.
- Master Licensee shall report promptly to EABA details of all complaints received from End Users regarding EABA Products, which Master Licensee is unable to deal with pursuant to this Agreement.
- Master Licensee shall within fifteen (15) days of the close of each calendar quarter provide to EABA a written report showing, for such time periods:
  - i. current forecasts of the Master Licensee's anticipated orders for the then current and the next quarter, and
  - ii. number of support requests received, by type, product, and by End User, and average time to correction.
- Master Licensee shall maintain, during the term of this Agreement and for one year after the termination of this Agreement, including any extension thereof, a complete and accurate list of the EABA Products licensed to End Users. This record shall include the name and business address of the End User, each EABA Product, the location of each EABA Product, and the start and end dates for all software maintenance contracts with End Users relating to each EABA Product. Master Licensee shall promptly provide EABA with a copy of this record upon request by EABA.

5.8 WARRANTIES: Master Licensee shall not make on behalf of EABA any warranty or guarantee of performance of EABA Products in addition to or in substitution for the warranties or guarantees originating with EABA and accompanying delivery of the EABA Products.

5.9 COMPLIANCE WITH EABA POLICIES: Master Licensee shall comply with EABA's Master Licensee policies as they may be amended from time to time by EABA. EABA reserves the absolute and unilateral right to amend such policies. Such amendments take effect as to Master Licensee upon the date thirty (30) days after the date of notice to Master Licensee.

5.10 Master Licensee will conduct business in a manner that reflects favorably on EABA Products and the good name, good will and reputation of EABA. This obligation includes but is not limited to complete avoidance of deceptive, misleading or unethical practices that are or might be detrimental to EABA, EABA Products or the public.

5.11 COSTS AND EXPENSES OF PERFORMANCE: Master Licensee shall defray, and is solely responsible for payment of all expenses of and incidental to the sale and marketing of EABA Products.

6. Warranty

6.1 EABA warrants that it has full power and authority to grant the license rights herein granted without the consent of any other person.

6.2 EABA warrants that EABA Products do not infringe any copyrights or other intellectual property rights of any third party.

6.3 EABA warrants that to EABA's knowledge EABA Products are free from viruses.

6.4 The warranties contained above are in lieu of all other warranties, express or implied, including but not limited to the implied warranties or conditions of merchantable quality and fitness for a

particular purpose and those arising by statute or otherwise in law or from the course of dealing or usage of trade.

7. **Proprietary Rights**

7.1 The components of EABA Products are or may be subject to patents, copyrights, trade secrets or other proprietary rights of EABA and its suppliers. No right, title or interest in any EABA Product or part thereof, including any accompanying documentation or modifications prepared by or for EABA or its suppliers, shall pass to the Master Licensee or any of Master Licensee's customers, but shall remain the property of EABA. EABA shall be the sole owner of all inventions, discoveries, improvements, or enhancements relating to Licensed software or Licensed EABA Products (including without limitation any computer program that constitutes a "derivative work" of the licensed software within the meaning of the definition set forth in the Copyright Law of Hong Kong or any successor thereto) whether in written or unwritten form and which are developed by or for EABA, and of all methodologies, techniques and know-how resulting from the use of the software by EABA. EABA retains the exclusive right to reproduce, publish, patent, copyright, sell, license and otherwise make use of the software and all such inventions, discoveries, improvements, enhancements and methodologies with respect thereto, subject to the rights expressly granted to Master Licensee in this Agreement. Master Licensee shall keep each and every item to which EABA retains title free and clear of all claims, liens, and encumbrances except those of EABA, and any act of Master Licensee, voluntary or involuntary, purporting to create a claim, lien or encumbrance on any such item shall be void. In the event that EABA provides an EABA Product or component via License or other arrangement with a supplier who is the origin of the Product or component, as between EABA and Master Licensee, such item shall be considered and treated under this section as if title were in EABA.

7.2 Master Licensee acknowledges that EABA, EABA Products and the logos and designations used by EABA to identify EABA Products (collectively "EABA Trademarks") are trademarks, trade names or service marks of EABA or used by permission of EABA affiliates. During the term of this Agreement, Master Licensee is authorized to use these EABA Trademarks in connection with Master Licensee's advertisement and promotion of EABA Products, provided that (1) Master Licensee's use of EABA Trademarks shall be in accordance with EABA's policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies and (2) Master Licensee's use, except use and distribution by Master Licensee of promotional materials prepared or distributed by EABA, has received EABA's prior consent in writing to the use, provided however, that this latter restriction shall not limit Master Licensee's rights to identify itself, in individual instances of non-mass mailing correspondence to a specific customer or potential customer, as an EABA Master Licensee. Master Licensee will not attach any additional trademarks, trade names, logos or designations to any component of EABA Products without having received prior written consent from EABA. Master Licensee will not use any EABA Trademark with any product other than an EABA Product. Master Licensee will not use, advertise or display any trademark, trade name or service mark, any part of which is similar to or could lead to confusion with any trademark, trade name, logo or designation associated with any EABA Product.

7.3 Master Licensee shall acquire no right whatsoever to all or any part of EABA Products except the right to use EABA Products in accordance with the terms and conditions of this Agreement. Master Licensee acknowledges that EABA Products (including the software source code) embodies valuable property rights, trade secrets and confidential information of EABA. Master Licensee agrees:

- not to make EABA Products available to any person except its own employees, or agents who are not competitors of EABA, on a need to know basis;
- not to alter or remove any proprietary rights or copyright notice or identification which indicates EABA's ownership interest in any part of EABA Products; and

- to notify EABA promptly in writing of the existence of any circumstances of which it has knowledge, surrounding any unauthorized knowledge, possession or use of EABA Products or any part thereof by any person or entity.

8. Termination & Expiration

8.1 Either party may terminate this Agreement immediately by written notice to the other party in the event that an order is made or a resolution is passed for the winding up of the other party, or if a provisional liquidator is appointed in respect of the other party, or if an administration order is made in respect of the other party, or if a receiver is appointed in respect of the other party or all or any of its assets.

8.2 Upon termination of this Agreement, Master Licensee shall continue to provide maintenance and support to End Users under any then existing agreements with such End Users, until the expiration of the last existing obligation of Master Licensee to an End User to provide such services (the "wind down period"), unless Master Licensee is notified by EABA to cease rendering such services at an earlier date. Upon the termination or expiration of Master Licensee's obligation to provide maintenance and support to End Users, Master Licensee shall return to EABA within fifteen (15) days, or at the option of EABA destroy and certify destruction to EABA, all copies of EABA Products used by Master Licensee for its internal purposes, including without limitation use for support, demonstration and training, and all copies otherwise in Master Licensee's possession.

9. Indemnification & Limit of Liability

9.1 Master Licensee shall indemnity and hold harmless EABA and its affiliates, and its and their directors, officers, employees, agents and affiliates against all claims made by any third party alleging acts or omissions, including but not limited to misrepresentations, of Master Licensee. This obligation includes but is not limited to amounts paid as damages, amounts paid in settlement of disputes, and all costs, fees and reasonable attorney's fees actually incurred by the persons to be indemnified. Nothing herein shall limit EABA's discretion in mounting its own defense or in choosing to settle or litigate any dispute.

9.2 EABA shall, at its expense, defend Master Licensee and indemnity and hold Master Licensee harmless, except as limited by this Agreement, against all damages, amounts paid in settlement of disputes and all costs, fees and reasonable attorney's fees actually incurred by the persons to be indemnified, resulting from any claim by a third party that use of any EABA Product licensed to Master Licensee under this Agreement infringes upon a copyright, patent, or trade secret held by that third party, provided, that Master Licensee gives EABA prompt notice of any such claim, allows EABA to direct the defense and settlement of the claim, and provides EABA with full cooperation, including but not limited to providing the information and assistance necessary for the defense and settlement of the claim to the extent that such is in the possession or knowledge of Master Licensee. If any restraining order or injunction is obtained as a result of such claim, or if in the sole opinion of EABA a restraining order or injunction is likely to be obtained, EABA may, at its option, either obtain for Master Licensee's customer the right to continue using the software, replace or modify the software so that it becomes non-infringing or, if neither of the first two remedies can be reasonably effected by EABA, authorized Master Licensee to return the software to EABA for such credit, provided that the software and all copies thereof regardless of form is returned to EABA in undamaged condition. THIS IS THE EXCLUSIVE REMEDY OF MASTER LICENSEE AGAINST EABA FOR CLAIMS OF INFRINGEMENT OF INTELLECTUAL PROPERTY OR OTHER PROPRIETARY RIGHTS OF ANY KIND IN CONNECTION WITH THE INSTALLATION, OPERATION, DESIGN, DISTRIBUTION OR USE OF THE EABA PRODUCTS.

9.3 EABA and its affiliates shall not be liable to Master Licensee or Master Licensee's customers or anyone claiming for any claim arising from the use of any EABA Product or based upon the

combination, operation or use of any EABA Product or part thereof with hardware, equipment, data, or programming not supplied by EABA, or arising from any alteration or modification of the EABA Product not effected by EABA.

9.4 Each party will promptly notify the other in writing of any claim or proceeding which comes to its attention involving any EABA Product and which might give rise to an obligation of either party to indemnity the other, as soon as possible but in any event within ten (10) business days after the party learns of such claim. Failure to give notice shall not affect the obligation to make indemnity.

9.5 EABA shall not be liable under any circumstances to Master Licensee for any loss of profit, revenue, data or goodwill, or for any liability of the Master Licensee to any third party, except as expressly provided in this Agreement.

9.6 EABA shall not be liable for any indirect, incidental or consequential loss, including but not limited in respect of both indirect, incidental and consequential loss, to loss of anticipated profits and other economic loss howsoever arising, suffered by the Master Licensee and arising in any way in connection with this Agreement or any agreement entered into between Master Licensee and any third party, including but not limited to End Users.

9.7 EABA shall not be liable to Master Licensee, or to anyone claiming through or by Master Licensee, or to anyone claiming on the basis of an EABA Product obtained directly or indirectly from Master Licensee, for failure to exclude viruses.

9.8 No matter how many claims are made and whatever the basis of such claims, EABA's maximum aggregate liability to Master Licensee under or in connection with this Agreement in respect of any direct loss or any other loss to the extent that such loss is not excluded by this Clause, whether such claim arises in contract, tort or other legal theory, shall not exceed a sum equal to the sum paid by Master Licensee for the license fees of EABA products in relation to which such claim arises.

9.9 Master Licensee agrees that the limitations of liability and disclaimers of warranty set forth in this Agreement will apply regardless of whether Master Licensee has received any EABA Products or Master Licensee has accepted any EABA Products. Master Licensee acknowledges that EABA has set its prices to third parties and entered into this Agreement in reliance of the disclaimers of warranty and the limitations and exclusions of liability set forth in the agreement and that the same forms an essential basis of the bargain between the parties.

10. Confidentiality

10.1 Master Licensee acknowledges that in the course of performing its obligations hereunder, Master Licensee and its employees and agents may have access to private and confidential information owned or controlled by EABA, including but not limited to specifications, drawings, pricing, marketing or sales plans, technical information and other data. Likewise, EABA, its employees and agents may have access to confidential information owned or controlled by Master Licensee as to Master Licensee's operations and finances. All such information acquired by either party under this Agreement shall be and remain its owner's exclusive property. Neither party shall use such information except in performance of this Agreement. Master Licensee shall not disassemble, de-compile or otherwise reverse-engineer any component of any EABA Product. The receiving party shall keep all such information confidential and shall not copy or disclose it to others without the owner's prior written approval. The receiving party shall require its employees and agents to adhere to the confidentiality provisions and use restrictions of this Agreement. Each party shall return all tangible copies of such information to the owner promptly upon request. Nothing herein shall limit either party's use or dissemination of information not actually derived from the other party or information which has been or subsequently is made public by the owner or with the owner's consent. Should the receiving party be served with legal process requiring the disclosure of such information, that party shall immediately notify the owner and cooperate fully at its own expense in any attempts by the owner to avoid or limit disclosure.

11. Equity Relief

11.1 Master Licensee acknowledges that violation of the restrictions of its obligations concerning proprietary rights and confidentiality will cause EABA irreparable injury for which there are no adequate remedies at law. Therefore, EABA will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

12. Force Majeure

12.1 Neither party shall be responsible for any delay or failure to perform because of acts of God, war, riot, embargoes, acts of civil or military authorities, fire, flood, labor disputes, failure to obtain export licenses, shortages of transportation, facilities, fuel or energy or other such causes when these are beyond the reasonable control of the affected party. The parties shall cooperate in any efforts to minimize the disruption caused by any such event.

13. Waiver

13.1 The waiver by either party of default by the other shall not waive subsequent defaults of the same or different kind.

14. Notices

14.1 Any notice request instruction or other document to be given hereunder shall be delivered or sent by first class post or by facsimile transmission (such facsimile transmission notice to be confirmed by letter posted within 12 hours) to the address or to the facsimile number of the other party set out in this Agreement (or such other address or numbers as may have been notified) and any such notice or other document shall be deemed to have been served (if delivered) at the time of delivery (if sent by post) upon the expiration of 48 hours after posting and (if sent by facsimile transmission) upon the expiration of 24 hours after dispatch.

15. Assignment, Sublicense & Delegation

15.1 EABA has entered this Agreement with Master Licensee because of Master Licensee's commitments in this Agreement and further because of EABA's confidence in Master Licensee, which confidence is personal in nature. Master Licensee cannot assign, sublicense, sell, rent or otherwise transfer this Agreement and Master Licensee cannot delegate its duties hereunder without the prior written consent of EABA. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

16. Severability

16.1 In the event that any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of the Agreement shall remain in full force and effect.

17. Setoff & Partial Payment of Claims

17.1 Master Licensee is prohibited from setting off against any claims Master Licensee may have against EABA any amount that Master Licensee claims is due from EABA under this Agreement or otherwise, except as authorized by order of a court of competent jurisdiction. Notwithstanding any recitation in any document constituting or accompanying the payment, acceptance by EABA of any partial payment of any claim shall not waive any claim by EABA for the balance due.

19. Modification Only in Writing

19.1 Except as expressly provided in this Agreement, any modification, alteration, or other change to this Agreement must be in writing and signed by authorized representatives of both parties.

20. Survival

20.1 All rights and obligations that by their nature survive termination shall survive the termination or expiration of this Agreement, including but not limited to the rights and obligations set forth in Clauses 7, 9, 10, 11 of this Agreement.

21. General Provisions

21.1 All amounts stated in this Agreement are expressed exclusive of all applicable taxes and duties.

21.2 The construction and interpretation of this Agreement shall be governed by the laws of the Special Administrative Region of Hong Kong.

21.3 This Agreement is executed in duplicate originals in the English language. The English language version of this Agreement controls in the event of any questions of interpretation. Master Licensee waives any rights it may have under the law of any state to have this Agreement written in any other language.

21.4 This Agreement is effective only upon signature by both parties. The individuals executing this Agreement each state and warrant that he or she signs in a representative capacity and are duly authorized to do so on behalf of the party represented.

21.5 EABA and Master Licensee agree to resolve any conflicts raised as a result of this agreement, not limited to the following circumstances:

21.5.1 Master Licensee fails to perform any obligation, warranty, duty or responsibility or is in default of any term or condition undertaken by Master Licensee under this Agreement and such failure or default continues unremedied for a period of fourteen (14) days following written notice of such failure or default, or continues unremedied for a period of seven (7) days following written notice in the case of a default in payment.

21.5.2 Master Licensee is merged, consolidated, transfers all or substantially all of its assets, or implements or suffers any substantial change in management or control. Master Licensee shall notify EABA within thirty (30) days after any change of management or any transfer of more than twenty-five percent (25%) of Master Licensee 's voting control or a transfer of substantially all of Master Licensee's assets.

This Agreement is hereof executed on the **date first written above**.

Signed for and on behalf of **EAB Systems (Australia) Limited**	Signed for and on behalf of **Wealthcraft Systems Inc**
Authorized Signature & Company Chop	Authorized Signature & Company Chop
Name: DOUGLAS C. WONG	Name: KELLY J. TALLAS
Title: DIRECTOR	Title: CEO

EXHIBIT A – EABA PRODUCTS

Software Solutions

- 121 System – One-to-One Sales & Services Support System, a fully integrated front office support suite comprised of customer data management, activity tracking, financial needs analysis, on-line quoting, electronic application, production inquiry, and a web CRM module.
- iWealth Mutual Fund Nominees System – Browser-based Mutual Fund Management System, an integrated distribution support suite that enables financial organizations to integrate and consolidate customer data, enterprise applications and disparate administration systems.

For further details of the above solutions, please refer to the respective product brochures.

ALSO INCLUDED:

- iLIFE SYSTEM
- iGENERAL
- iGROUP

EXHIBIT B - PRICING & REVENUE SHARING

All pricing and revenue sharing concluded as a result of this Agreement are subject to the mutual written consent in each of the sales activities. In any circumstances, Master Licensee must not quote any End User price lower than EABA's suggested lowest price.

REVENUE SHARING

All the revenues generated by Master Licensee as a result of the sales of EABA Products will be shared amongst Master Licensee, EABA and EAB according to the following split percentages:

	Master Licensee	EABA	EAB
1) One-time License & Recurring Maintenance Fee			
a) Net one-time software license fee:	75%	0%	25%
b) Net recurring annual maintenance fee:	25%	0%	75%
2) Recurring License Fee	to be decided on a case by case basis		
a) Net recurring software license fee: - inclusive of maintenance services, - for fees charged on monthly, quarterly or annual basis e.g. portal services, - subject to a mutually agreed minimum number of licenses.			
3) Professional Services e.g. systems integration:	to be decided on a case by case basis		

Definition of Maintenance Service:

Master Licensee will be responsible for all the front-line maintenance support services to End Users, while EAB will be responsible for providing all the back-end maintenance support services to Master Licensee.

Maintenance service is defined as system fixes, corrections and/or removal of system errors and related data patches in order to ensure the smooth operation of the Software. Such maintenance services will include:

1) unlimited telephone support, and
2) unlimited remote services support via the internet or any other electronic means.

Any other system changes including providing additional functionality or data patches as a result of operation errors or mistakes are outside the scope of Maintenance Services.

Payment Terms & Conditions:

1. Only on successful sales basis.
2. Payable on a monthly, quarterly or annual basis according to the terms of the End User.

EXHIBIT B - PRICING & REVENUE SHARING

All pricing and revenue sharing concluded as a result of this Agreement are subject to the mutual written consent in each of the sales activities. In any circumstances, Master Licensee must not quote any End User price lower than EABA's suggested lowest price.

REVENUE SHARING

All the revenues generated by Master Licensee as a result of the sales of EABA Products will be shared amongst Master Licensee, EABA and EAB according to the following split percentages:

	Master Licensee	EABA	EAB
1) One-time License & Recurring Maintenance Fee			
a) Net one-time software license fee:	[illegible] 75%	0%	[illegible] 25%
b) Net recurring annual maintenance fee:	25% [illegible]	0%	[illegible] 75%
	~~to be decided on a case by case basis~~		
2) Recurring License Fee	to be decided on case by case basis		
a) Net recurring software license fee:	[illegible]	0%	[illegible]
- inclusive of maintenance services,	[illegible]		[illegible]
- for fees charged on monthly, quarterly or annual basis e.g. portal services,			
- subject to a mutually agreed minimum number of licenses.			
3) Professional Services e.g. systems integration:	to be decided on a case by case basis		

Definition of Maintenance Service:

Master Licensee will be responsible for all the front-line maintenance support services to End Users, while EAB will be responsible for providing all the back-end maintenance support services to Master Licensee.

Maintenance service is defined as system fixes, corrections and/or removal of system errors and related data patches in order to ensure the smooth operation of the Software. Such maintenance services will include:

1) unlimited telephone support, and
2) unlimited remote services support via the internet or any other electronic means.

Any other system changes including providing additional functionality or data patches as a result of operation errors or mistakes are outside the scope of Maintenance Services.

Payment Terms & Conditions:

1. Only on successful sales basis.
2. Payable on a monthly, quarterly or annual basis according to the terms of the End User.